Exhibit 99.1

Cymer, Inc.

3-Year Bonus Program

Summary Description

Eligibility:  Certain executives are eligible to participate in the Cymer 3-Year Bonus Program.  Eligibility commences immediately upon employment with Cymer; and eligible employees must be actively employed at time of payment.

Bonus potential under the 3-Year Bonus Program is expressed as a percentage of the participants’ accrued bonus under Cymer’s Incentive Bonus Program as follows:

Tier 1 Executives*	100.0%
Tier 2 Executives**	100.0%
Tier 3 Executives***	50.0%

* CEO & President/COO

**Executive reports directly to CEO or President/COO

***Executive reports to Tier 2 Executive

Bonus Calculation:  Bonuses are determined quarterly based upon the applicable percentage of each participant’s earned bonus under Cymer’s Incentive Bonus Plan.  Thus if a Tier 3 participant earned a bonus of $1,000 for the quarter, a bonus of $500 would accrue (but would not be paid) for the participant under the 3-Year Bonus Program.

Bonus Payment:  Payment of bonuses accrued under the 3-Year Bonus Program will be made in the first pay period following the  three-year anniversary of the date the bonus originally accrued, provided that the participant is still an employee of Cymer or any of its subsidiaries on such date.

Annual Maximum.  The maximum aggregate amount that may accrue under the 3-Year Bonus Program and the Incentive Bonus Program together is 15% of Cymer’s EBITDA (earnings before interest, taxes, depreciation and amortization) for the same year. If the aggregate bonus amount under both bonus programs exceeds the cap, bonus awards will be adjusted downward to a total of 15% of Cymer’s EBTIDA for the year.

Disclaimer:  Cymer reserves the right to modify the 3-Year Bonus Program at any time and to declare a special incentive bonus payout if results significantly exceed annual revenue and operating income targets.